Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of November 22, 2024 (the “Effective Date”) by and between Global Technologies Ltd, (the “Company”) and H. Wyatt Flippen (the “Employee”). The Company and the Employee shall be referred to herein as the “Parties.”

RECITALS

WHEREAS the Company desires to employ Employee as its Chief Executive Officer (“CEO”);

WHEREAS, the Company hereby employs the Employee as its CEO, and the Employee hereby accepts employment with the Company for the period and under the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

Services to be Provided by Employee

A. Position and Responsibilities. The Employee shall be employed and serve as the CEO, subject to the direction of the Board of Managers of the Company (the “Board”). The Employee shall have such duties and responsibilities commensurate with the Employee’s title and function of such office and as the Board may require of the Employee from time to time. The Company may change the Employee’s title, and/or reporting line, from time to time, in its sole discretion. The Employee acknowledges and agrees that the Employee shall observe and comply with all of the Company’s Policies and Procedures, which may change from time to time, including, but limited to, the Employee Handbook and other onboarding documents.

B. Performance. During the Employee’s employment with the Company, the Employee agrees to dedicate their full effort, necessary working time, attention, and energy to advancing the Company’s business and interests in a manner that faithfully and diligently furthers the Company’s objectives. The Employee shall exercise reasonable best efforts to perform their duties diligently, in good faith, and in a businesslike and trustworthy manner, all for the purpose of promoting the Company’s business.

The Employee may engage in unrelated projects or activities outside of their employment with the Company, provided these do not interfere with their responsibilities to the Company or create any conflict of interest. The Employee shall always act in a manner consistent with their position

C. Restrictive Covenants. The Employee’s employment is subject to the terms outlined in Attachment A: Employee Confidential Disclosure, Invention Assignment, Non-Competition, Non-Solicitation, and Non-Interference Agreement. The Employee agrees to abide by all confidentiality, intellectual property, and restrictive covenants specified in Attachment A.

ARTICLE II.

Compensation for SErvices

As compensation for all services the Employee will perform under this Agreement, the Company will pay the Employee, and the Employee shall accept as full compensation, the following:

A. Base Salary. The Company shall pay the Employee a monthly salary of $8,500, less applicable payroll deductions and tax withholdings (the “Base Salary”) for all services rendered by the Employee under this Agreement. The Company shall pay the Base Salary in accordance with the normal payroll policies of the Company.

B. Bonuses. The Employee may be eligible to receive a cash or equity bonus (the “Bonus”) payable in such form as determined by the Company in its sole discretion and subject to the approval by the Board.

C. Equity Compensation. As part of the Employee’s compensation package, the Company shall issue to the Employee $125,000 worth of Series N stock. The number of shares to be issued shall be calculated based on the fair market value of the Series N stock as of the Effective Date of this Agreement. The issuance of the stock shall be subject to the terms and conditions of the Company’s Equity Incentive Plan, including any applicable vesting schedule or other restrictions as determined by the Board. The Company shall ensure that the necessary documentation for the issuance of such stock is completed and provided to the Employee within 30 days of the Effective Date.

D. Expenses. The Employee is authorized to incur ordinary, necessary, and reasonable expenses during the Company’s business. The Company shall reimburse the Employee for such expenses pursuant to the Company’s expense reimbursement policy, upon presentation by the Employee of an itemized account of such expenditures in a manner prescribed by the Company, unless such expenses have been paid directly by the Company.

E. Paid Time Off. The Employee shall be eligible for paid time off in accordance with the Company’s policy, as in effect from time to time. The Employee shall also be entitled to any paid holidays as designated by the Company.

F. Health and Other Medical. The Employee shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other employees (and their families) of the Company (to the extent the Employee is eligible under the general provisions thereof), including a Life Insurance Plan, Medical and Dental Insurance Plan, and a Long Term Disability Plan (the “Plans”), as such Plans may be modified, amended, terminated, or adopted from time to time by the Company in its sole discretion.

G. Savings Plan. The Employee will be eligible to enroll and participate and be immediately vested in (to the extent legally possible and in accordance with existing Company benefit plans), all Company savings and retirement plans, including any 401(k) plans.

ARTICLE III.

Term; Termination

A. The Agreement’s stated term and employment relationship created hereunder will begin on the Effective Date and will remain in effect for one (1) year. This Agreement shall be automatically renewed for successive one (1) year terms, unless either party sends written notice to the other party at least thirty (30) days before the end of the then-existing term of employment.

B. Termination: Either party may terminate this Agreement at any time with thirty (30) days’ written notice to the other party. Upon termination, the Company shall pay the Employee any accrued and unpaid Base Salary and accrued benefits through the termination date.

(i) Termination: Either party may terminate this Agreement at any time with thirty (30) days’ written notice to the other party. Upon termination, the Company shall pay the Employee any accrued and unpaid Base Salary and accrued benefits, payable in a lump sum within the timeframe required by applicable law, through the termination date.

ARTICLE IV.

Miscellaneous Provisions

A. Governing Law. The Parties agree that the Agreement shall be governed by and construed under the internal laws of the State of Delaware. In the event of any dispute regarding this Agreement, the Parties hereby irrevocably agree to submit to the exclusive jurisdiction of the federal and state courts situated in the State of Delaware and the Employee agrees that the Employee shall not challenge personal or subject matter jurisdiction in such courts. The Parties also hereby waive any right to trial by jury in connection with any litigation or disputes under or in connection with this Agreement.

B. Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

C. Severability. If any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

D. Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

E. Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Employee’s employment with the Company. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Employee acknowledges and represents that in executing this Agreement, the Employee did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

F. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect. The breach by one party to this Agreement shall not preclude equitable relief or the obligations hereunder.

G. Modification. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

H. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The Employee may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

I. Code Section 409A.

(i) To the extent (A) any payments to which the Employee becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (B) the Employee is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (C) at the time of the Employee’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of the Employee’s separation from service) shall not be made until the earlier of (1) the first day of the seventh month following the Employee’s separation from service or (2) the date of the Employee’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article IV, Section I shall be paid to the Employee or the Employee’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Employee until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Employee’s separation from service.

(ii) To the extent any benefits provided under Article III, Section B(ii)-(iii) above are otherwise taxable to the Employee, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(iii) In the case of any amounts payable to the Employee under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), the Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(iv) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

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IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be executed on the date first set forth above, to be effective as of that date.

COMPANY:

GLOBAL TECHNOLOGIES, LTD

By:	Fredrick K. Cutcher
Title:	Chief Executive Officer
Date:	November 22, 2024

EMPLOYEE:

By:	H. Wyatt Flippen
Date:	November 22, 2024